Exhibit 99.2

PHOTRONICS, INC.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	April 30, 2023	January 29, 2023	May 1, 2022	April 30, 2023	May 1, 2022

Revenue	$229,306	$211,090	$204,509	$440,397	$394,336

Cost of goods sold	140,904	135,013	134,289	275,918	264,253

Gross Profit	88,402	76,077	70,220	164,479	130,083

Operating Expenses:

Selling, general and administrative	17,878	16,818	16,613	34,696	32,340

Research and development	3,479	3,302	4,206	6,781	10,145

Total Operating Expenses	21,357	20,120	20,819	41,477	42,485

Operating Income	67,045	55,957	49,401	123,002	87,598

Non-operating (loss) income, net	13,571	(14,425)	8,021	(854)	12,728

Income Before Income Tax Provision	80,616	41,532	57,422	122,148	100,326

Income tax provision	21,343	12,582	14,393	33,925	25,571

Net Income	59,273	28,950	43,029	88,223	74,755

Net income attributable to noncontrolling interests	19,344	14,964	15,597	34,308	24,259

Net income attributable to Photronics, Inc. shareholders	$39,929	$13,986	$27,432	$53,915	$50,496

Earnings per share:

Basic	$0.65	$0.23	$0.45	$0.88	$0.84

Diluted	$0.65	$0.23	$0.45	$0.88	$0.83

Weighted-average number of common shares outstanding:

Basic	61,138	60,894	60,606	61,016	60,382

Diluted	61,507	61,470	61,145	61,489	61,041